UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  February 19, 2006

Electronic Data Systems Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)
01-11779	75-2548221
(Commission File Number)	(IRS Employer Identification No.

5400 Legacy Drive, Plano, Texas	75024
(Address of Principal Executive Offices)	(Zip Code)

(972) 604-6000
Registrant's telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      o   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      o   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      o   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      o   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers

On February 19, 2006, the Board of Directors of Electronic Data Systems Corporation ("EDS") appointed Ronald P. Vargo and Thomas A. Haubenstricker as interim co-chief financial officers, effective March 15, 2006.  They will assume the responsibilities currently performed by Robert H. Swan, Executive Vice President and Chief Financial Officer, who will leave EDS effective that date. Messrs. Vargo and Haubenstricker will also retain their current positions of Vice President and Treasurer and Vice President of Finance Administration, respectively.

Mr. Vargo, 51, joined EDS as Vice President and Treasurer in January 2004. In that role, he has responsibility for EDS' global treasury, corporate finance, risk management operations as well as pension and corporate investment activities. Prior to joining EDS he was Vice President and Treasurer of TRW Inc., now part of Northrop Grumman, from 1999 to 2003, a position he also held between 1991 and 1994. In addition, he held various financial and management positions at TRW Inc., The Standard Oil Company (subsequently British Petroleum p.l.c.) and General Electric Company.

Mr. Haubenstricker, 43, has been Vice President for Finance Administration since January 2003 with responsibility for EDS' corporate business development and corporate planning and financial analysis organizations. He was Vice President of Strategic Planning and Business Development from January 2002 to January 2003 and Managing Director of Financial Planning and Reporting from 2000 to January 2002. Mr. Haubenstricker joined EDS' finance organization in 1985 and has held various financial accounting, planning and reporting positions in the United States and EMEA (EDS' Europe, Middle East and Africa region).

In connection with their appointments as interim co-chief financial officers, EDS has agreed to make a cash retention payment to each of Messrs. Vargo and Haubenstricker of $200,000, payable one-half when a successor chief financial officer is hired and one-half six months thereafter.

EDS had entered an Executive Severance Benefit Agreement with Mr. Vargo effective September 30, 2005. Under that agreement, if he is involuntarily terminated without "cause" or resigns for "good reason" on or before December 31, 2008, he would be entitled to receive a payment equal to 1.5 times the sum of his final annual base salary and annual performance bonus target for the year in which the termination occurred. In addition, a portion of his target award of any unvested performance based restricted stock units (RSUs) awarded in 2005 or thereafter (prorated based on the number of months of the performance period elapsed through the termination date) will be eligible for vesting at the end of the performance period based on EDS' actual performance relative to pre-established targets. Also, a portion of any other equity-based award (other than performance based RSUs) granted in 2005 or thereafter will immediately vest based on the pro-rated number of months worked during the applicable vesting or service period for each award and, with respect to options, become exercisable for one year following the date of termination. All other then outstanding equity-based awards granted to him prior to 2005 will immediately vest 100% and, with respect to options, become exercisable for one year following the date of termination. The agreement provides for eligibility for $6,000 in financial planning/counseling services for one year following the termination date and a waiver of premiums for health care coverage for up to 18 months.

EDS had also entered into a Change of Control Employment Agreement with Mr. Vargo effective September 30, 2005. Such agreement, which terminates on December 31, 2008, provides that upon the occurrence of a change of control (which includes the acquisition of greater than 50% of the outstanding common stock of EDS) his employment will be continued for a period of two years. Throughout that period, he will continue to receive the same base salary he was receiving immediately prior to the change of control and will remain eligible to receive bonuses and other short-term incentive compensation and participate in all long-term, stock-based and other incentive plans and welfare benefit plans generally available to peer executives. If his employment is terminated during that period by EDS other than for "cause" or "disability", or by him for "good reason", he may receive his unpaid salary through the date of termination and a lump sum payment equal to two times the sum of his final annual base salary and annual performance bonus target for the year in which he is terminated. In addition, all deferred and restricted stock units and/or stock options awarded to him that are outstanding on the date of termination shall immediately vest, be free of any restrictions on sale or transfer and, with regard to stock options, be exercisable for one year from the date of termination. If his employment is involuntarily terminated for cause, death or disability during the employment period, or he voluntarily terminates his employment other than for good reason, EDS shall pay all accrued but unpaid salary through the date of termination and shall have no other severance obligations under the agreement. If any payment under this agreement is subject to federal excise taxes imposed on golden parachute payments EDS will pay him an additional amount to cover any such tax payable by him as well as the taxes on such gross-up payment. If he would be entitled to receive benefits under the Change of Control Employment Agreement following a termination of employment, he may elect to receive benefits under that agreement or his Executive Severance Benefit Agreement, but not both.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                   ELECTRONIC DATA SYSTEMS CORPORATION

February 24, 2006                                                                                                    By:    /S/ STORROW M. GORDON

                                                                                                                                             Storrow M. Gordon

                                                                                                                                             Executive Vice President and Secretary

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